Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
STOCK YARDS BANCORP, INC.

Pursuant to the applicable provisions of the Kentucky Business Corporation Act, these Articles of Amendment to the Second Amended and Restated Articles of Incorporation of Stock Yards Bancorp, Inc. (the “Corporation”) are hereby adopted and are being delivered to the Kentucky Secretary of State for filing.  The information required by KRS 271B.10-060 is as follows:

First:  The name of the Corporation is Stock Yards Bancorp, Inc.

Second:  These Articles of Amendment amend and restate current Articles VI and VIII of the Corporation’s Second Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Corporation’s common stock from 20,000,000 to 40,000,000 shares (Article VI) and to adopt majority voting in uncontested elections for directors (Article VIII).  As amended and restated, Articles VI and VIII shall read in their entireties as follows:

ARTICLE VI

CAPITAL STOCK

Section 1.       Number and Classes.  The aggregate number of shares which the Corporation shall have authority to issue is forty-one million (41,000,000), consisting of forty million (40,000,000) shares of Common Stock having no par value and one million (1,000,000) shares of Preferred Stock.

Section 2.       Terms of Preferred Stock.  The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series.  Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof.  The shares of Preferred Stock of any series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

* * * * * * *

ARTICLE VIII

DIRECTORS

Section 1.  The business and affairs of the corporation shall be managed and conducted by or under the direction of the Board of Directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9).  Each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting of shareholders next following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director’s successor shall be elected and qualified.  Each nominee for director shall be elected to the Board of Directors by a vote of the majority of the votes cast with respect to such nominee at any meeting of shareholders for the election of directors at which a quorum is present; provided, however, that if, as of the date ten days prior to the scheduled mailing date of the corporation’s definitive proxy statement for such meeting, the Secretary of the corporation determines that the number of nominees for directors exceeds the number of directors to be elected, the nominees receiving the greatest number of votes (up to the number of directors to be elected) shall be elected.  For purposes of the preceding sentence, a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee; provided that neither abstentions nor broker non-votes will be deemed to be votes “for” or “against” a nominee’s election.

Section 2.  At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors.  For purposes of this section, “cause” shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

Section 3.  Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 ⅔% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article VIII.

Third:  The foregoing amendments were duly adopted by the Corporation’s Board of Directors on January 20, 2015 and February 17, 2015, and by the Corporation’s shareholders on April 22, 2015, each in the manner prescribed by the Kentucky Business Corporation Act.

Fourth:  The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on these Articles of Amendment, and the number of votes of each voting group indisputably represented at the meeting of the Corporation’s shareholders at which the foregoing amendments were voted upon are as follows:

Designation	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Represented at Meeting
Common Stock	14,738,480	14,738,480	12,979,951

The total number of votes cast for the amendment to Article VI increasing the number of authorized shares of the Corporation’s common stock was 11,169,948 and the total number of votes cast against the amendment to Article VI was 1,327,884.  The total number of votes cast for the amendment to Article VIII adopting a majority voting standard in uncontested elections for directors was 9,699,426 and the total number of votes cast against the amendment to Article VIII was 120,572.  The number of votes cast for each of the foregoing amendments by each voting group was sufficient for their approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this April 23, 2015.

STOCK YARDS BANCORP, INC.

By:	/s/ David P. Heintzman
	Name:	David P. Heintzman
	Title:	Chairman and Chief Executive Officer

This instrument prepared by:

/s/ C. Craig Bradley, Jr.
C. Craig Bradley, Jr.
STITES & HARBISON, PLLC
400 W. Market Street, Suite 1800
Louisville, Kentucky 40202-3352